Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Quanta Services, Inc. of our report dated March 13, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in InfraSource Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
July 23, 2007